EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Name of Entity	Jurisdiction of Organization	Ownership Interest
Delmar Bancorp - Registrant	Maryland
The Bank of Delmarva	Delaware	100.00%
(d/b/a in New Jersey as Liberty Bell Bank, a division of The Bank of Delmarva)
Delmarva Real Estate Holdings, LLC	Maryland	100.00%
Davie Circle, LLC	Delaware	100.00%
Delmarva BK Holdings, LLC	Maryland	100.00%
DHB Development, LLC	Maryland	40.55%
FBW, LLC	Maryland	50.00%
Virginia Partners Bank	Virginia	100.00%
(d/b/a in Maryland as Maryland Partners Bank (a division of Virginia Partners Bank))
Bear Holdings, Inc.	Virginia	100.00%
410 William Street, LLC	Virginia	100.00%
Johnson Mortgage Company, LLC	Virginia	51.00%

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